Exhibit 4.2

IMMUNOPRECISE ANTIBODIES LTD.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED APRIL 30, 2020 AND 2019

(Expressed in Canadian Dollars)

Crowe MacKay LLP 1100 -1177 West Hastings St. Vancouver, BC V6E 4T5 Main +1 (604) 687-4511 Fax +1 (604) 687-5805 www.crowemackay.ca

Independent Auditor’s Report

To the Shareholders of ImmunoPrecise Antibodies Ltd.

Opinion

We have audited the consolidated financial statements of ImmunoPrecise Antibodies Ltd. (“the Group”), which comprise the consolidated statements of financial position as at April 30, 2020 and April 30, 2019 and the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at April 30, 2020 and April 30, 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 to the consolidated financial statements which describes the material uncertainty that may cast significant doubt on the Group’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Information

Management is responsible for the other information. The other information comprises:

•	Management’s Discussion and Analysis

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained the other information prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Keith L. Gagnon.

“Crowe MacKay LLP”

Chartered Professional Accountants

Vancouver, Canada

August 28, 2020

IMMUNOPRECISE ANTIBODIES LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian Dollars)

	Note	April 30, 2020 $	April 30, 2019 $
ASSETS
Current assets
Cash		2,605,706	5,471,650
Amounts receivable		2,491,636	1,558,354
Taxes receivable		88,549	—
Inventory		818,643	799,542
Unbilled revenue		1,168,317	393,451
Prepaid expenses		526,591	333,702

		7,699,442	8,556,699
Restricted cash		85,129	67,450
Deposit on equipment		87,847	—
Investment	8	118,896	90,404
Property and equipment	9	3,077,762	1,638,549
Intangible assets	6, 7, 10	8,285,392	10,226,749
Goodwill	6, 7	7,908,653	7,883,047

Total assets		27,263,121	28,462,898

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		1,766,058	1,594,062
Taxes payable		—	27,268
Deferred revenue		1,474,750	724,693
Debentures	11	2,000,000	2,708,334
Loans payable	12	121,833	82,953
Leases	13	752,306	35,757
Deferred acquisition payments	6, 7	1,814,820	2,031,237

		7,929,767	7,204,304
Debenture subscriptions received	22	313,268	—
Loans payable	12	190,306	28,717
Leases	13	1,131,744	71,320
Deferred acquisition payments	6, 7	1,010,620	1,032,744
Deferred income tax liability	21	1,601,577	2,056,738

		12,177,282	10,393,823

SHAREHOLDERS’ EQUITY
Share capital	14	34,086,942	32,699,425
Contributed surplus	14	3,777,771	3,074,192
Accumulated other comprehensive income (loss)		(300,222)	(228,060)
Deficit		(22,478,652)	(17,476,482)

		15,085,839	18,069,075

Total liabilities and shareholders’ equity		27,263,121	28,462,898

Nature of operations (Note 1)

Commitments (Note 18)

Subsequent events (Notes 14 and 22)

Approved and authorized on behalf of the Board of Directors on August 26, 2020

“James Kuo”	Director	“Greg Smith”	Director

The accompanying notes are an integral part of these consolidated financial statements

IMMUNOPRECISE ANTIBODIES LTD.

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

	Note	2020 $	2019 $
REVENUE		14,057,927	10,926,268
COST OF SALES		6,023,943	5,631,634

GROSS PROFIT		8,033,984	5,294,634

EXPENSES
Advertising		377,728	819,250
Amortization and depreciation	9, 10	2,573,009	1,875,907
Bad debt		48,433	1,837
Consulting fees	15	227,036	452,196
Foreign exchange gain		(78,148)	(117,506)
Insurance		135,444	185,099
Interest and bank charges		536,499	413,590
Management fees	15	653,154	650,574
Office and general		871,436	716,601
Professional fees	15	883,623	985,557
Rent		127,633	324,396
Repairs and maintenance		80,303	38,803
Research and development		446,280	485,845
Salaries and benefits	15	4,619,189	3,503,259
Share-based payments	14, 15	739,011	1,114,112
Telephone and utilities		50,410	47,775
Travel		296,342	320,293

		12,587,382	11,817,588

Loss before other income (expense) and income taxes		(4,553,398)	(6,522,954)

OTHER INCOME (EXPENSE)
Accretion	6, 7, 11	(899,731)	(904,925)
Interest and other income	22	272,006	30,085
Loss on settlement	11, 14	(112,031)	(214,885)

		(739,756)	(1,089,725)

Loss before income taxes		(5,293,154)	(7,612,679)
Income taxes recovery (expense)	21	345,728	(4,788)

NET LOSS FOR THE YEAR		(4,947,426)	(7,617,467)

ITEMS THAT MAY BE RECLASSIFIED SUBSEQUENTLY TO LOSS
Exchange difference on translating foreign operations		(72,162)	(505,150)

COMPREHENSIVE LOSS FOR THE YEAR		(5,019,588)	(8,122,617)

LOSS PER SHARE – BASIC AND DILUTED		(0.07)	(0.12)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING		68,144,478	62,710,530

The accompanying notes are an integral part of these consolidated financial statements

IMMUNOPRECISE ANTIBODIES LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in Canadian dollars, except for share figures)

	Number of Shares	Share Capital $	Contributed Surplus $	Accumulated Other Comprehensive (Loss) Income $	Deficit $	Total $
Balance, April 30, 2018	55,474,178	20,455,112	1,707,738	277,090	(9,859,015)	12,580,925
Shares issued pursuant to private placements	9,977,500	9,802,500	—	—	—	9,802,500
Cash issue costs and finders’ fees	182,460	(288,504)	—	—	—	(288,504)
Adjustment to value of shares issued pursuant to acquisition of IPA Europe and Immulease	—	975,045	—	—	—	975,045
Shares issued pursuant to settlement of Debentures	1,377,000	1,115,370	283,000	—	—	1,398,370
Shares issued pursuant to Crossbeta settlement	78,514	61,241	—	—	—	61,241
Shares issued pursuant to deferred acquisition payment to IPA Europe	714,793	507,503	—	—	—	507,503
Shares issued pursuant to option exercise	135,000	71,158	(30,658)	—	—	40,500
Share-based payments	—	—	1,114,112	—	—	1,114,112
Comprehensive loss for the year	—	—	—	(505,150)	(7,617,467)	(8,122,617)

Balance, April 30, 2019	67,939,445	32,699,425	3,074,192	(228,060)	(17,476,482)	18,069,075
Adoption of IFRS 16 (Note 4)	—	—	—	—	(54,744)	(54,744)

Balance, May 1, 2019	67,939,445	32,699,425	3,074,192	(228,060)	(17,531,226)	18,014,331
Shares issued pursuant to settlement of Debentures and accrued interest	1,244,792	858,906	—	—	—	858,906
Shares issued pursuant to option exercise	55,000	28,990	(12,490)	—	—	16,500
Shares issued pursuant to warrant exercise	680,971	499,621	(22,942)	—	—	476,679
Share-based payments	—	—	739,011	—	—	739,011
Comprehensive loss for the year	—	—	—	(72,162)	(4,947,426)	(5,019,588)

Balance, April 30, 2020	69,920,208	34,086,942	3,777,771	(300,222)	(22,478,652)	15,085,839

The accompanying notes are an integral part of these consolidated financial statements

IMMUNOPRECISE ANTIBODIES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

	2020 $	2019 $
Operating activities:
Net loss for the year	(4,947,426)	(7,617,467)
Items not affecting cash:
Amortization and depreciation	3,408,347	2,263,284
Deferred income taxes	(455,161)	(578,969)
Accretion	899,731	922,575
Interest expense settled in shares	46,875	—
Foreign exchange	(48,018)	(105,656)
Change in fair value of investment	(28,492)	—
Loss on settlement	112,031	214,885
Share-based payments	739,011	1,114,112

	(273,102)	(3,787,236)
Changes in non-cash working capital related to operations:
Amounts receivable	(933,282)	102,114
Inventory	(23,392)	289,524
Unbilled revenue	(774,866)	167,319
Prepaid expenses	(192,889)	8,934
Accounts payable and accrued liabilities	171,996	(421,673)
Taxes payable and receivable	(115,817)	27,268
Deferred revenue	750,057	407,154

Net cash used in operating activities	(1,391,295)	(3,206,596)

Investing activities:
Purchase of equipment	(373,753)	(645,058)
Deposit on equipment	(87,847)	—
Internally generated development costs	(114,042)	—
Deferred acquisition payment	(1,007,435)	(1,556,754)

Net cash used in investing activities	(1,583,077)	(2,201,812)

Financing activities:
Proceeds on share issuance	493,179	9,843,000
Share issuance costs	—	(288,504)
Debenture subscriptions received	313,268	—
Repayment of leases	(657,215)	(23,912)
Proceeds from loans	283,328	200,000
Loan repayments	(82,859)	(378,775)
Repayment of debentures	(175,000)	—

Net cash provided by financing activities	174,701	9,351,809

(Decrease) increase in cash during the year	(2,799,671)	3,943,401
Foreign exchange	(48,594)	(210,434)
Cash – beginning of the year	5,539,100	1,806,133

Cash – end of the year	2,690,835	5,539,100

Cash is comprised of:
Cash	2,605,706	5,471,650
Restricted cash	85,129	67,450

	2,690,835	5,539,100

Cash paid for interest	300,868	371,262
Cash paid for income tax	238,426	415,144

Supplemental cash flow information (Note 20)

The accompanying notes are an integral part of these consolidated financial statements

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS

ImmunoPrecise Antibodies Ltd. (the “Company” or “IPA”) was incorporated under the laws of Alberta on November 22, 1983. The Company is listed on the TSX Venture Exchange (the “Exchange”) as a Tier 2 life science issuer under the trading symbol “IPA”. The Company’s OTC symbol is “IPATF”. The Company is a supplier of custom hybridoma development services. The address of the Company’s corporate office is 3204 – 4464 Markham Street, Victoria, BC, Canada V8Z 7X8.

The consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern. This assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its obligations in the normal course of operations. The Company has incurred operating losses since inception, including $4,947,426 for the year ended April 30, 2020 and has accumulated a deficit of $22,478,652 as at April 30, 2020. The Company may need to raise additional funds in order to continue on as a going concern and there can be no assurances that sufficient funding, including adequate financing, will be available. The ability of the Company to arrange additional financing in the future depends in part, on the prevailing capital market conditions and profitability of its operations.

In March 2020, there was a global pandemic outbreak of COVID-19. The actual and threatened spread of the virus globally has had a material adverse effect on the global economy and specifically, the regional economies in which the Company operates. The pandemic could result in delays in the course of business and could have a negative impact on the Company’s ability to raise new capital. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time. These material uncertainties may cast significant doubt on the Company’s ability to continue as a going concern. Accordingly, the consolidated financial statements do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities, contingent obligations and commitments other than in the normal course of business and at amounts different from those in the consolidated financial statements.

2.	BASIS OF PRESENTATION

(a) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and include the significant accounting policies as described in Note 3.

These consolidated financial statements were approved by the Board of Directors for issue on August 26, 2020.

(b) Basis of measurement

These consolidated financial statements have been prepared on the historical cost basis. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cashflow information.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

(c) Basis of consolidation

These consolidated financial statements include the financial statements of the Company and the following subsidiaries which are wholly owned and subject to control by the Company:

Name of Subsidiary	% Equity Interest - 2020	% Equity Interest - 2019	Country of Incorporation
ImmunoPrecise Antibodies (Canada) Ltd.	100%	100%	Canada
ImmunoPrecise Antibodies (USA) Ltd., incorporated in Nevada, USA	0%	100%	USA
ImmunoPrecise Antibodies (USA) Ltd., incorporated in Delaware, USA	100%	0%	USA
ImmunoPrecise Antibodies (N.D.) Ltd.	100%	100%	USA
ImmunoPrecise Antibodies (MA) LLC	100%	100%	USA
Talem Therapeutics LLC	100%	100%	USA
U-Protein Express B.V. (“U-Protein”)	100%	100%	Netherlands
ImmunoPrecise Netherlands B.V.	100%	100%	Netherlands
ImmunoPrecise Antibodies (Europe) B.V. (“IPA Europe”, formerly ModiQuest Research B.V.)	100%	100%	Netherlands
Immulease B.V. (“Immulease”)	100%	100%	Netherlands

Control is achieved when the Company has the power to, directly or indirectly, govern the financial and operating policies of an entity so as to obtain benefits from its activities. Subsidiaries are fully consolidated from the date on which control is obtained and continue to be consolidated until the date that such control ceases. Intercompany balances, transactions and unrealized intercompany gains and losses are eliminated upon consolidation.

The Company incorporated a new subsidiary, ImmunoPrecise Antibodies (USA) Ltd. in Delaware, USA on September 11, 2019. ImmunoPrecise Antibodies (USA) Ltd., incorporated in Nevada, USA, was dissolved on November 4, 2019.

(d) Functional and presentation currency

The functional currency of a company is the currency of the primary economic environment in which the company operates. The presentation currency for a company is the currency in which the company chooses to present its financial statements.

The functional currency of the Company and ImmunoPrecise Antibodies (Canada) Ltd. is the Canadian dollar. The functional currency of ImmunoPrecise Antibodies (USA) Ltd., ImmunoPrecise Antibodies (N.D.) Ltd., ImmunoPrecise Antibodies (MA) LLC and Talem Therapeutics LLC is the US dollar. The functional currency of U-Protein, ImmunoPrecise Netherlands BV, IPA Europe and Immulease is the Euro. The presentation currency of the Company is the Canadian dollar.

Entities whose functional currencies differ from the presentation currency are translated into Canadian dollars as follows: assets and liabilities – at the closing rate as at the reporting date, and income and expenses – at the average rate of the period. All resulting changes are recognized in other comprehensive income as cumulative translation differences.

Transactions in foreign currencies are translated into the functional currency at exchange rates at the date of the transactions. Foreign currency monetary assets and liabilities are translated at the functional currency exchange rate at the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. All gains and losses on translation of these foreign currency transactions are included in profit or loss.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

When the Company disposes of its entire interest in a foreign operation, or loses control, joint control, or significant influence over a foreign operation, the foreign currency gains or losses accumulated in other comprehensive income related to the foreign operation are recognized in profit or loss. If an entity disposes of part of an interest in a foreign operation which remains a subsidiary, a proportionate amount of foreign currency gains or losses accumulated in other comprehensive income related to the subsidiary are reallocated between controlling and non-controlling interests.

3.	SIGNIFICANT ACCOUNTING POLICIES

Business combination

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Company, liabilities incurred by the Company to the former owners of the acquiree and the equity interests issued by the Company in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value at the acquisition date. Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39, Financial Instruments: Recognition and Measurement or IAS 37, Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss.

Revenue recognition

The Company recognizes revenue from sale of antibodies and service agreements.

Sale of antibodies:

Revenue from sale of antibodies is recognized when the terms of a contract with a customer have been satisfied. This occurs when:

•	The control over the product has been transferred to the customer; and

•	The product is received by the customer or transfer of title to the customer occurs upon shipment.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Following delivery, the customer bears the risks of obsolescence and loss in relation to the goods. Revenue is recognized based on the price specified in the contract, net of estimated sales discounts and returns.

Contract revenue:

Revenues from contracted services are generally recognized as the performance obligations are satisfied over time, and the related expenditures are incurred pursuant to the terms of the agreement. Contract revenue is recognized on a percentage of completion basis when the key milestones contained within the contract are satisfied and there is an enforceable right to payment for performance completed to date. For contracts with no enforceable right to payment when the contract is incomplete, contract revenue is recognized on a completed contract basis when the customers are satisfied with the service at the end of the contract.

Unbilled revenue and deferred revenue:

Amounts recognized as revenue in excess of billings are classified as unbilled revenue. Amounts received in advance of the performance of services are classified as deferred revenue.

Cost of sales:

Cost of sales includes materials, direct labour, and allocation of overhead including depreciation of lab equipment.

Financial instruments

Recognition and Classification

The Company recognizes a financial asset or financial liability on the statement of financial position when it becomes party to the contractual provisions of the financial instrument.

The Company classifies its financial instruments in the following categories: at fair value through profit and loss (“FVTPL”), at fair value through other comprehensive income (loss) (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing the financial assets and their contractual cash flow characteristics.

Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

Measurement

Financial assets and liabilities at FVTPL:

Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in profit or loss in the period in which they arise. Where management has opted to recognize a financial liability at FVTPL, any changes associated with the Company’s own credit risk will be recognized in other comprehensive income (loss).

Financial assets at FVTOCI:

Elected investments in equity instruments at FVTOCI are initially recognized at fair value plus transaction costs. Subsequently they are measured at fair value, with gains and losses recognized in other comprehensive income (loss).

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Financial assets and liabilities at amortized cost:

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment.

Impairment of financial assets at amortized cost:

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in profit or loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

Derecognition

Financial assets:

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in profit or loss. However, gains and losses on derecognition of financial assets classified as FVTOCI remain within accumulated other comprehensive income (loss).

Financial liabilities:

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. Generally, the difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets, is recognized in profit or loss.

Government assistance

The Company periodically applies for financial assistance under available government incentive programs. Government assistance relating to capital expenditures is reflected as a reduction of the cost of such assets. Government assistance relating to research and development expenditures is recorded as a reduction of current year’s expenses when the related expenditures are incurred.

Inventory

Inventory consists of supplies, parts and antibodies and is valued at the lower of average cost and net realizable value. Costs include acquisition, freight and other directly attributable costs.

Equipment and leasehold improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the following terms:

Asset	Basis	Term
Lab equipment	Straight line	5 years
Furniture and equipment	Straight line	5 years
Computer hardware	Straight line	2 years
Computer software	Straight line	1 year
Building	Straight line	Remaining term of the property lease
Automobile	Straight line	4 years
Leasehold improvements	Straight line	Remaining term of the lease plus the first renewal option

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles, excluding capitalized development costs, are not capitalized and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in profit or loss in the expense category that is consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognised.

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill is not subject to amortization and an impairment test is performed annually or as events occur that could indicate impairment. Goodwill is reported at cost less any impairment.

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“CGU”s). To test for impairment, goodwill is allocated to each of the Company’s CGUs, groups of CGUs, or an operating segment expected to benefit from the acquisition. Goodwill is tested by combining the carrying amounts of equipment and leasehold improvements, intangible assets and goodwill and comparing this to the recoverable amount. Fair value less costs of disposal is price to be received in an orderly transaction between market participants. Value in use is assessed using the present value of the expected future cash flows. Any excess of the carrying amount over the recoverable amount is recorded as impairment. Impairment charges, which are not tax affected, are recognized in in profit or loss and are not reversed.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of their carrying amount to the recoverable amount. The recoverable amount is the higher of the fair value less selling costs or the value in use. Value in use is determined by the present value of the future cash flows from the asset. If the recoverable amount is less than the carrying amount, then there is impairment. Where an impairment loss exists, the portion of the carrying amount exceeding the recoverable amount is recorded as an expense immediately. Assets that have been impaired in prior periods are tested for possible reversal of impairment whenever events or changes in circumstance indicate that the impairment has

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

reversed. If the impairment has reversed, the carrying amount of the asset is increased to its recoverable amount but not beyond the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior periods. The reversal is recognized in profit or loss immediately.

Income taxes

Income taxes are recognized in the statement of comprehensive income (loss), except where they relate to items recognized directly in equity, in which case the related taxes are recognized in equity.

Deferred tax assets and liabilities are recognized based on the difference between the tax and accounting values of assets and liabilities and are calculated using enacted or substantively enacted tax rates for the periods in which the differences are expected to reverse. The effect of tax rate changes is recognized in profit or loss or equity, as applicable, in the period of substantive enactment.

Current taxes receivable or payable are estimated on taxable income for the current year at the statutory tax rates enacted or substantively enacted.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits of the relevant entity or group of entities, in a particular jurisdiction, will be available against which the assets can be utilized. As an exception, deferred tax assets and liabilities are not recognized if the temporary differences arise from the initial recognition of goodwill or an asset or liability in a transaction (other than in a business combination) that affects neither accounting profit nor taxable profit.

Investment tax credits (“ITCs”) are accounted for as a reduction in the cost of the expense when there is reasonable assurance that such credits will be realized. These ITCs are used to reduce current income taxes payable.

Leases

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Leases of right-of-use assets are recognized at the lease commencement date at the present value of the lease payments that are not paid at that date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined, and otherwise at the Company’s incremental borrowing rate. At the commencement date, a right-of-use asset is measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

Each lease payment is allocated between repayment of the lease principal and interest. Interest on the lease liability in each period during the lease term is allocated to produce a constant periodic rate of interest on the remaining balance of the lease liability. Except where the costs are included in the carrying amount of another asset, the Company recognizes in profit or loss (a) the interest on a lease liability and (b) variable lease payments not included in the measurement of a lease liability in the period in which the event or condition that triggers those payments occurs. The Company subsequently measures the right-of-use asset at cost less any accumulated depreciation and any accumulated impairment losses; and adjusted for any remeasurement of the lease liability. Right-of-use assets are depreciated over the shorter of the asset’s useful life and the lease term, except where the lease contains a bargain purchase option a right-of-use asset is depreciated over the asset’s useful life.

Share capital

Equity instruments are contracts that give a residual interest in the net assets of the Company. The Company’s common shares are classified as equity instruments.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Proceeds from unit placements are allocated between common shares and warrants issued based on the residual value method, with the common shares being valued first.

Share issuance costs

Costs directly identifiable with the raising of share capital financing are charged against share capital. Share issuance costs incurred in advance of share subscriptions are recorded as deferred assets. Share issuance costs related to uncompleted share subscriptions are charged to operations.

Share-based payments

Where equity-settled share options are awarded to employees, the fair value of the options at the date of grant is charged to profit or loss over the vesting period. Performance vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether these vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to profit or loss over the remaining vesting period.

Where equity instruments are granted to non-employees, they are recorded at the fair value of the goods or services received in profit or loss, unless they are related to the issuance of shares. Amounts related to the issuance of shares are recorded as a reduction of share capital.

When the value of goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured by use of a valuation model. The expected life used in the model is adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

All equity-settled share-based payments are reflected in contributed surplus, until exercised. Upon exercise, shares are issued from treasury and the amount reflected in contributed surplus is credited to share capital, adjusted for any consideration paid.

Where a grant of options is cancelled or settled during the vesting period, excluding forfeitures when vesting conditions are not satisfied, the Company immediately accounts for the cancellation as an acceleration of vesting and recognizes the amount that otherwise would have been recognized for services received over the remainder of the vesting period. Any payment made to the employee on the cancellation is accounted for as the repurchase of an equity interest except to the extent the payment exceeds the fair value of the equity instrument granted, measured at the repurchase date. Any such excess is recognized as an expense.

Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing the net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Dilutive earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. In periods where a net loss is incurred, potentially dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive and basic and diluted loss per common share is the same. In a profit year, under the treasury stock method, the weighted average number of common shares outstanding used for the calculation of diluted earnings per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are used to repurchase common shares at the average price during the year.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

4.	ADOPTION OF NEW ACCOUNTING STANDARDS

The Company has adopted the following new standards, along with any consequential amendments, effective May 1, 2019. These changes were made in accordance with the applicable transitional provisions.

The Company adopted all of the requirements of IFRS 16, Leases (“IFRS 16”) as of May 1, 2019. IFRS 16 replaces IAS 17, Leases (“IAS 17”). IFRS 16 provides a single lessee accounting model, requiring lessees to recognize assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. The Company has adopted IFRS 16 using the modified retrospective application method, where the 2019 comparatives are not restated and a cumulative catch up adjustment is recorded on May 1, 2019 for any differences identified, including adjustments to opening deficit balance.

The Company analyzed its contracts to identify whether they contain a lease arrangement for the application of IFRS 16. The following is the Company’s new accounting policy for leases under IFRS 16:

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Leases of right-of-use assets are recognized at the lease commencement date at the present value of the lease payments that are not paid at that date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined, and otherwise at the Company’s incremental borrowing rate. At the commencement date, a right-of-use asset is measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

Each lease payment is allocated between repayment of the lease principal and interest. Interest on the lease liability in each period during the lease term is allocated to produce a constant periodic rate of interest on the remaining balance of the lease liability. Except where the costs are included in the carrying amount of another asset, the Company recognizes in profit or loss (a) the interest on a lease liability and (b) variable lease payments not included in the measurement of a lease liability in the period in which the event or condition that triggers those payments occurs. The Company subsequently measures a right-of-use asset at cost less any accumulated depreciation and any accumulated impairment losses; and adjusted for any remeasurement of the lease liability. Right-of-use assets are depreciated over the shorter of the asset’s useful life and the lease term, except where the lease contains a bargain purchase option a right-of-use asset is depreciated over the asset’s useful life.

On the date of transition, the Company recorded a right-of-use asset of $1,668,533 related to the office rent in property and equipment, and the lease obligation of $1,723,277 was recorded as at May 1, 2019, discounted using the Company’s incremental borrowing rate of 8%, and measured at an amount equal to the lease obligation as if IFRS 16 had been applied since the commencement date. The net difference between right-of-use assets and lease liabilities on the date of transition was recognized as a deficit adjustment of $54,744 on May 1, 2019.

5.	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of the consolidated financial statements in conformity with IFRS required estimates and judgments that affect the amounts reported in the financial statements. Actual results could differ from these estimates and judgments. Estimates are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimate is revised. Significant areas requiring the use of estimates and judgments are as follows:

Functional currency

The Company has used judgment in determining the currency of the primary economic environment in which the entity operates.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Amounts receivable

The Company monitors the financial stability of its customers and the environment in which they operate to make estimates regarding the likelihood that the individual trade receivable balances will be paid. Credit risks for outstanding customer receivables are regularly assessed and allowances are recorded for estimated losses, if required.

Property and equipment

The Company has used estimates in the determination of the expected useful lives of property and equipment.

Revenue recognition

The percentage-of-completion method requires the use of estimates to determine the stage of completion which is used to determine the recorded amount of revenue, unbilled revenue and deferred revenue on uncompleted contracts. The determination of anticipated revenues includes the contractually agreed revenue and may also involve estimates of future revenues if such additional revenues can be reliably estimated and it is considered probable that they will be recovered. The determination of anticipated costs for completing a contract is based on estimates that can be affected by a variety of factors, including the cost of materials, labour, and sub-contractors. The determination of estimates is based on the Company’s business practices as well as its historical experience.

Impairments

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (“CGU”s). Each asset or CGU is evaluated every reporting period to determine whether there are any indicators of impairment. If any such indicators exist, which is often judgment-based, a formal estimate of recoverable amount is performed and an impairment charge is recognized to the extent that the carrying amount exceeds the recoverable amount. The recoverable amount of an asset or CGU of assets is measured at the higher of fair value less costs of disposal or value in use. These determinations and their individual assumptions require that management make a decision based on the best available information at each reporting period. The estimates and assumptions are subject to risk and uncertainty; hence, there is the possibility that changes in circumstances will alter these projections, which may impact the recoverable amount of the assets. In such circumstances, some or all of the carrying value of the assets may be further impaired or the impairment charge reversed with the impact recorded in profit or loss.

The Company performs a goodwill impairment test annually and when circumstances indicate that the carrying value may not be recoverable. For the purposes of impairment testing, goodwill acquired through business combinations has been allocated to two different CGUs. The recoverable amount of each CGU was based on value in use, determined by discounting the future cash flows to be generated from the continuing use of the CGU. The cash flows were projected over a five-year period based on past experience and actual operating results.

The Company performed its annual goodwill impairment test in April 2020 and no impairment was indicated for the period tested. The values assigned to the key assumptions represented management’s assessment of future trends in the industry and were based on hgarristorical data from both internal and external sources. Weighted average costs of capital of 16.33% and 12.26%, respectively, was used in the assessments of the two CGUs.

Determination of segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses. All operating segments’ results are reviewed by the Company’s management in order to make decisions regarding the allocation of resources to the segment. Segment results include items directly attributable to a segment as those that can be allocated on a reasonable basis.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

As the Company provides antibody production and related services in one distinct category, there is only one category to report revenues by production site.

Life of intangible assets

Intangible assets are amortized based on estimated useful life less their estimated residual value. Significant assumptions are involved in the determination of useful life and residual values and no assurance can be given that actual useful lives and residual values will not differ significantly from current assumptions. Actual useful life and residual values may vary depending on a number of factors including internal technical evaluation, attributes of the assets and experience with similar assets. Changes to these estimates may affect the carrying value of assets, net income (loss) and comprehensive income (loss) in future periods.

Purchase price allocation

The acquisition of U-Protein on August 22, 2017 and the acquisition of IPA Europe and Immulease on April 5, 2018 were accounted for as business combinations at fair value in accordance with IFRS 3, Business Combinations. The acquired assets and assumed liabilities were adjusted to their fair values assigned through completion of a purchase price allocation, as described below.

The purchase price allocation process resulting from a business combination required management to estimate the fair value of identifiable assets acquired including intangible assets and liabilities assumed including the deferred acquisition payment obligations. The Company used valuation techniques, which were based on forecasted future net cash flows discounted to present value, and also relied on work performed by third-party valuation specialists. These valuations were closely linked to the assumptions used by management on the future performance of the related assets and the discount rates applied.

6.	ACQUISITION OF U-PROTEIN

On August 22, 2017, the Company completed the acquisition of U-Protein whereby the Company acquired all of the issued and outstanding shares of U-Protein for €6,830,000 on terms as follows:

•	€2,734,732 (CAD$4,062,607) was paid in cash on closing;

•	3,030,503 common shares of the Company were issued on closing; and

•	€2,047,634 in deferred payments over a three-year period. The deferred payments can be made in cash or common shares of the Company at the election of U-Protein shareholders.

The transaction was accounted for as a business combination, as the operations of U-Protein meet the definition of a business. As the transaction was accounted for as a business combination, transaction costs of $17,717 were expensed. The goodwill resulting from the allocation of the purchase price to the total fair value of net assets represented the sales and growth potential of U-Protein. Goodwill recorded is allocated in its entirety to U-Protein. The fair value of the 3,030,503 common shares issued ($3,022,308) was determined based on the Canadian dollar equivalent of the consideration required of €2,047,634 pursuant to the share purchase agreement. The Company has allocated the purchase price as follows:

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

$
Cash	4,062,607
3,030,503 common shares of the Company	3,022,308
Fair value of deferred payments	2,134,410

Fair value of consideration	9,219,325

Cash	797,276
Amounts receivable	370,530
Unbilled revenue	112,815
Inventory	36,900
Investment	90,404
Equipment, net of accumulated amortization	216,161
Intellectual property (not deductible for tax purposes)	4,064,000
Goodwill (not deductible for tax purposes)	4,655,893
Accounts payable and accrued liabilities	(269,657)
Income taxes payable	(44,197)
Deferred income tax liability	(810,800)

9,219,325

The deferred payments of €2,047,634 over a three-year period was fair valued on the date of acquisition using a discounted cash flow model. A discount rate of 16.2% was used. The changes in the value of the deferred payments during the years ended April 30, 2020 and 2019 are as follows:

$
Balance, April 30, 2018	2,408,205
Accretion expense	244,915
Payment	(1,049,754)
Foreign exchange	(40,670)

Balance, April 30, 2019	1,562,696
Accretion expense	350,137
Payment	(1,007,435)
Foreign exchange	26,130

Balance, April 30, 2020	931,528

7.	ACQUISITION OF IPA EUROPE AND IMMULEASE

On April 5, 2018, the Company acquired all of the issued and outstanding shares of IPA Europe and its sister entity, Immulease, for an aggregate purchase price of €7,000,000 on terms as follows:

•	€2,500,000 (CAD$3,988,132) was paid in cash on closing;

•	6,600,399 common shares of the Company were issued on closing; and

•

€2,000,000 in deferred payments over a three-year period. The deferred payments are made in three equal installments of cash and equity totaling €666,666 and prorated if the EBITDA of IPA Europe for the fiscal year preceding the date of payment is less than its average EBITDA over the previous two fiscal years. During the year ended April 30, 2019, the Company and the seller entered into an Amendment, Termination and Settlement Agreement whereby the deferred payments shall no longer be subject to an adjustment and will be paid in equal installments of cash and equity totaling €666,666.

The transaction was accounted for as a business combination, as the operations of IPA Europe and Immulease meet the definition of a business. As the transaction was accounted for as a business combination, transaction costs of $36,821 were expensed. The goodwill resulting from the allocation of the purchase price to the total

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

fair value of net assets represented the sales and growth potential of IPA Europe. Goodwill recorded is allocated in its entirety to IPA Europe. The fair value of the 6,600,399 common shares issued ($4,884,295) was determined to be $0.74 per share based on the fair value of the Company’s shares immediately prior to the completion of the acquisition. The Company has allocated the purchase price as follows:

$
Cash	3,988,132
6,600,399 common shares of the Company	4,884,295
Fair value of deferred payments	2,353,708

Fair value of consideration	11,226,135

Cash	270,339
Amounts receivable	572,427
Unbilled revenue	90,052
Inventory	2,286,995
Equipment, net of accumulated amortization	568,221
Software	30,974
Intangible assets (not deductible for tax purposes)	6,304,863
Goodwill (not deductible for tax purposes)	3,640,671
Accounts payable and accrued liabilities	(580,339)
Deferred revenue	(22,897)
Loans	(298,979)
Deferred income tax liability	(1,636,192)

11,226,135

The deferred payments of €2,000,000 over a three-year period was fair valued on the date of acquisition using a discounted cash flow model. A discount rate of 14% was used. The changes in the value of the deferred payments during the years ended April 30, 2020 and 2019 are as follows:

$
Balance, April 30, 2018	2,403,954
Change in estimate of fair value	(34,258)
Accretion expense	232,418
Payment	(1,014,503)
Foreign exchange	(86,326)

Balance, April 30, 2019	1,501,285
Accretion expense	382,928
Foreign exchange	9,699

Balance, April 30, 2020	1,893,912

8.	INVESTMENT

Investment consists of a 29% (2019 – 29%) interest in QVQ Holding B.V. (“QVQ”), which is recorded using the equity method, being the best approximation of the investment’s fair value, resulting in a change in fair value of $28,492 recognized in other income. Judgment is required as to the extent of influence that the Company has over QVQ. The Company considered the extent of voting power over the entity, the power to participate in financial and operating policy decisions of the entity, representation on the board of directors, material transactions between the entities, interchange of management personnel, and provision of essential technical information. The Company has determined that the Company is not considered to have significant influence over QVQ, as the Company does not have the power to participate in financial and operating policy decisions, does not have representation on the Board of Directors of QVQ, and the majority of the common shares are held by QVQ management.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

9.	PROPERTY AND EQUIPMENT

	Computer Hardware	Furniture & Equipment	Computer Software	Building	Automobile	Leasehold Improvements	Lab Equipment	Total
	$	$	$	$	$	$	$	$
Cost:
Balance, April 30, 2018	93,813	98,527	12,373	—	—	393,421	2,787,105	3,385,239
Acquired on acquisition of IPA Europe	—	—	30,974	—	—	—	—	30,974
Additions	17,184	12,538	87,821	—	—	—	612,046	729,589
Foreign exchange	—	—	(1,153)	—	—	—	(30,141)	(31,294)

Balance, April 30, 2019	110,997	111,065	130,015	—	—	393,421	3,369,010	4,114,508
IFRS 16 transition adjustment	—	—	—	1,668,533	—	—	—	1,668,533
Additions	16,999	—	—	905,225	48,997	6,495	350,260	1,327,976
Disposals	(73,697)	(75,052)	(80,193)	(196,325)	—	(49,221)	(633,152)	(1,107,640)
Foreign exchange	—	—	97	6,166	972	—	12,367	19,602

Balance, April 30, 2020	54,299	36,013	49,919	2,383,599	49,969	350,695	3,098,485	6,022,979

Accumulated Depreciation:
Balance, April 30, 2018	70,883	70,218	8,299	—	—	102,052	1,552,418	1,803,870
Depreciation	17,252	15,418	40,533	—	—	103,764	500,194	677,161
Foreign exchange	—	—	(43)	—	—	—	(5,029)	(5,072)

Balance, April 30, 2019	88,135	85,636	48,789	—	—	205,816	2,047,583	2,475,959
Depreciation	23,016	7,194	66,198	696,948	7,145	69,273	497,409	1,367,183
Disposals	(73,697)	(75,052)	(80,193)	—	—	(49,221)	(633,152)	(911,315)
Foreign exchange	—	—	170	3,366	142	—	9,712	13,390

Balance, April 30, 2020	37,454	17,778	34,964	700,314	7,287	225,868	1,921,552	2,945,217

Net Book Value:
April 30, 2019	22,862	25,429	81,226	—	—	187,605	1,321,427	1,638,549
April 30, 2020	16,845	18,235	14,955	1,683,285	42,682	124,827	1,176,933	3,077,762

10.	INTANGIBLE ASSETS

The intangible assets were acquired as a result of the acquisitions of U-Protein and IPA Europe and are amortized using the straight-line method over their useful lives. The intellectual property has a useful life of 10 years, and the proprietary processes have a useful life of 5 years. The internally generated development costs will commence amortizing once the development process is ready to be used. The changes in the value of the intangible assets during the years ended April 30, 2020 and 2019 are as follows:

	Internally Generated Development Costs	Intellectual Property	Proprietary Processes	Certifications	Total
	$	$	$	$	$
Cost:
Balance, April 30, 2018	—	4,270,229	—	—	4,270,229
Acquired on acquisition of
IPA Europe	—	—	6,159,755	145,108	6,304,863
Reclassification adjustment	—	—	1,809,518	—	1,809,518
Foreign exchange	—	(125,004)	(229,263)	(5,401)	(359,668)

Balance, April 30, 2019	—	4,145,225	7,740,010	139,707	12,024,942
Additions	114,042	—	—	—	114,042
Foreign exchange	533	13,464	25,140	454	39,591

Balance, April 30, 2020	114,575	4,158,689	7,765,150	140,161	12,178,575

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Accumulated Amortization:
Balance, April 30, 2018	—	227,746	—	—	227,746
Amortization	—	416,890	1,169,233	—	1,586,123
Foreign exchange	—	(9,035)	(6,641)	—	(15,676)

Balance, April 30, 2019	—	635,601	1,162,592	—	1,798,193
Amortization	—	406,334	1,634,830	—	2,041,164
Foreign exchange	—	11,600	42,226	—	53,826

Balance, April 30, 2020	—	1,053,535	2,839,648	—	3,893,183

Net Book Value:
April 30, 2019	—	3,509,624	6,577,418	139,707	10,226,749
April 30, 2020	114,575	3,105,154	4,925,502	140,161	8,285,392

During fiscal year 2020, the Company reviewed the cost of the acquired phage libraries and identified the need to create an additional human phage library. This resulted in bifurcating the cost of the phage library into the costs to develop the proprietary process to create a phage library and the cost of the phage library acquired (Inventory). Accordingly, a reclassification was made between Inventory and Proprietary Processes resulting in an increase in the cost of the Proprietary Processes by $1,809,518.

11.	DEBENTURES

On April 5, 2018, the Company completed a nonconvertible debenture (the “Debentures”) financing in the principal amount of $4,252,000 (the “Offering”). The Debentures were unsecured, bore interest at a rate of 10% per annum, payable semi-annually, and were due eighteen months from the date of issue. Under the Offering, a holder of a Debenture received 37,500 detachable share purchase warrants (the “Warrants”) for every $25,000 of Debentures subscribed for by the holder. The Warrants are exercisable at $0.70 per share for a period of four years from the date of issue. The fair value of the Debentures at the time of issue was calculated as the discounted cash flows assuming a 15% effective interest rate. The fair value of the Warrants was determined at the time of issue as the difference between the face value and the fair value of the Debentures. On initial recognition, the Company bifurcated $4,003,125 to the carrying value of the Debentures and $248,875 to the Warrants.

Under the Offering, the Company paid the following finder’s fees: $10,300 in cash, 580,320 shares of the Company with a fair value of $383,010, and 415,942 finder’s warrants valued at $187,627. The fair value of the finder’s warrants was estimated on the date of issue using the Black-Scholes option valuation model with the following weighted average assumptions: dividend yield of $nil, risk free interest rate of 1.60%, expected life of 4 years and expected volatility based on the historical volatility of similar companies of 100%. The total fair value of the finder’s fees was allocated pro-rata based on the carrying values of the Debentures and Warrants, with $546,934 allocated to the Debentures and $34,003 allocated to the Warrants.

On October 25, 2018, the Company settled $1,377,000 of the Debentures by issuing 1,377,000 units at a price of $1.00 per unit. Each unit consisted of one common share of the Company and one share purchase warrant, with each warrant entitling the holder to purchase an additional share at $1.25 for two years. The fair value of the 1,377,000 common shares issued was determined to be $1,115,370. The fair value of the warrants issued was determined to be $283,000 and estimated on the date of issue using the Black-Scholes option valuation model with the following weighted average assumptions: dividend yield of $nil, risk free interest rate of 1.58%, expected life of 2 years and expected volatility based on the historical volatility of similar companies of 68.7%. The settlement resulted in a loss of $189,715.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

On September 26, 2019, the Company modified the terms of $2,750,000 Debentures to extend the due date by 6 months to March 26, 2020, with the ability to pay earlier with no penalty, and increased the interest rate to 12.5%. The remaining debentures of $125,000 were paid on maturity.

On March 26, 2020, the Company settled $700,000 of the Debentures plus accrued interest of $46,875 by issuing 1,244,792 common shares. The fair value of the 1,244,792 common shares issued was determined to be $858,906. The settlement resulted in a loss of $112,031. $50,000 of the Debentures were paid on maturity. The maturity date of the remaining Debentures of $2,000,000 was extended to September 26, 2020. The Company repaid the remaining balance of $2,000,000 plus interest subsequent to year-end.

During the year ended April 30, 2020, the Company recorded accretion expense of $166,666 (2019 – $427,592). The changes in the value of the Debentures during the years ended April 30, 2020 and 2019 are as follows:

$
Balance, April 30, 2018	3,489,397
Accretion expense	427,592
Settlement of debentures	(1,208,655)

Balance, April 30, 2019	2,708,334
Accretion expense	166,666
Repayment	(175,000)
Settlement of debentures	(700,000)

Balance, April 30, 2020	2,000,000

12.	LOANS PAYABLE

On April 5, 2018, the Company assumed loans payable of €60,750 (CAD$94,995) as a result of the acquisition of IPA Europe. On July 7, 2015, IPA Europe entered into a loan agreement in the principal amount of €165,000, maturing on July 31, 2020. The loan is secured by certain equipment, bears an interest rate of 4% per annum and is repayable in monthly installments of €2,250. The interest is owed per month in arrears. The principal outstanding at April 30, 2020 is €4,500 (CAD$6,797) (2019 – €31,500 (CAD$47,423)).

On April 5, 2018, the Company assumed loans payable of €56,450 (CAD$88,271) as a result of the acquisition of IPA Europe. On February 1, 2016, IPA Europe entered into a loan agreement in the principal amount of €100,000, maturing on February 28, 2021. The loan is secured by certain equipment, bears an interest rate of 3% per annum and is repayable in monthly installments of €1,675. The interest is owed per month in arrears. The principal outstanding at April 30, 2020 is €14,575 (CAD$22,014) (2019 – €34,675 (CAD$52,203)).

On April 5, 2018, the Company assumed loans payable of €74,000 (CAD$115,713) as a result of the acquisition of Immulease. On May 18, 2016, Immulease entered into a credit facility agreement pursuant to which the lender provided a facility amount of up to €200,000. The credit facility was unsecured, bore an interest rate of 3% per annum and was repayable on demand. The interest was owed per month in arrears. The principal outstanding at April 30, 2020 is €nil (CAD$nil) (2019 – €8,000 (CAD$12,044)).

On May 23, 2018, the Company entered into a loan agreement with a Director of the Company and his spouse and issued a promissory note in the principal amount of $200,000. The note was unsecured and bore an interest rate of 5.45% per annum. The principal of the note plus accrued interest of $3,972 was repaid in full during the year ended April 30, 2019.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

On April 15, 2020, the Company was approved for a US$209,000 loan under the Payroll Protection Program (“PPP”) administered by the U.S. Small Business Administration. The PPP is a US$349 billion loan program that originated from the U.S. Coronavirus Aid, Relief and Economic Security (CARES) Act. The PPP loan has a term of two years, is unsecured, and is guaranteed by the U.S. Small Business Administration. The loan will be forgiven if the proceeds are used by the Company to cover payroll costs (including benefits), with up to 25% allowed for rent and utilities, during the eight-week period following the loan origination date. The Company expects to meet the requirements for full loan forgiveness.

$
Balance, April 30, 2018	290,445
Loan proceeds	200,000
Loan repayments and foreign exchange	(378,775)

Balance, April 30, 2019	111,670
Loan proceeds	283,328
Loan repayments and foreign exchange	(82,859)

Balance, April 30, 2020	312,139
Current portion	(121,833)

Non-current portion	190,306

13.	LEASES

The Company entered into certain equipment and automobile leases expiring between 2021 and 2023 with interest rates of between 8% and 17% per annum. The Company’s obligations under these finance leases are secured by the lessor’s title to the leased assets. The Company also entered into office leases in January 2018 and May 2018. With the adoption of IFRS 16, Leases (see Note 4), the Company recognized a lease obligation with regard to the office leases. The terms and the outstanding balances as at April 30, 2020 and 2019 are as follows:

	April 30, 2020 $	April 30, 2019 $
Equipment under lease in monthly instalments of $1,228 with interests of between 13% and 17% per annum. Due dates are between May 2021 and March 2023.	71,222	107,077
Automobile under lease in monthly instalments of $1,155 with an interest rate of 8% per annum and an end date of September 2023.	43,330	—
Right-of-use asset from office lease repayable in monthly instalments of $9,602 and an interest rate of 8% per annum and an end date of May 2021. The obligation includes an early termination fee of $15,981.	135,230	—
Right-of-use asset from office lease repayable in monthly instalments of $16,445 and an interest rate of 8% per annum and an end date of December 2022.	475,727	—
Right-of-use asset from office lease repayable in monthly instalments of $23,236 and an interest rate of 8% per annum and an end date of December 2022.	673,235	—
Right-of-use asset from office lease repayable in monthly instalments of $13,891 to $21,015 and an interest rate of 8% per annum and an end date of April 2023.	485,307	—
Current portion	(752,306)	(35,757)

Non-current portion	1,131,744	71,320

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

As at April 30, 2020, the Company’s lab equipment and automobile include a net carrying amount of $77,285 (2019 – $104,014) for the leased equipment and $42,682 (2019 – $nil) for the leased automobile. The net carrying amount of the right-of-use assets from office lease obligation is $1,683,285 (2019 – $nil).

The following is a schedule of the Company’s future minimum lease payments related to the equipment under finance lease and the office lease obligation:

$
2021	849,255
2022	714,898
2023	513,051
2024	5,774

Total minimum lease payments	2,082,978
Less: imputed interest	(198,928)

Total present value of minimum lease payments	1,884,050
Less: Current portion	(752,306)

Non-current portion	1,131,744

14.	SHARE CAPITAL

a) Authorized:

Unlimited common shares without par value.

b) Share capital transactions:

2019 Transactions

On June 19, 2018, the Company closed a non-brokered private placement financing by issuing a total of 875,000 units of the Company at a price of $0.80 per unit for gross proceeds of $700,000. Each unit consisted of one common share of the Company and one share purchase warrant, with each warrant entitling the holder to purchase an additional share at a price of $1.00 for a period of one year from the date of issue. The Company has the right to accelerate the expiry date of the warrants provided that the volume weighted average price trades at a price equal to or greater than $1.50 for a period of 20 consecutive days. All of the proceeds have been allocated to the common shares issued with a $nil value assigned to the warrants issued. The Company paid finders cash fees totaling $3,000 and incurred $7,926 of cash issue costs.

On September 24, 2018, the Company closed a non-brokered private placement financing by issuing a total of 9,102,500 units of the Company at a price of $1.00 per unit for gross proceeds of $9,102,500. Each unit consisted of one common share of the Company and one share purchase warrant, with each warrant entitling the holder to purchase an additional share at a price of $1.25 for a period of two years from the date of issue. The Company has the right to accelerate the expiry date of the warrants provided that the volume weighted average price trades at a price equal to or greater than $1.75 for a period of 20 consecutive days. All of the

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

proceeds have been allocated to the common shares issued with a $nil value assigned to the warrants issued. The Company paid finders cash fees totaling $201,540 and issued 182,460 finder’s shares. The Company also incurred $76,038 of cash issue costs.

On December 22, 2017, the Company announced that it had signed a binding letter of intent with Crossbeta Biosciences B.V. (“Crossbeta”) whereby the Company had agreed to acquire all of the issued and outstanding shares of Crossbeta. The proposed transaction was terminated and settled on October 23, 2018. In consideration of the settlement, the Company paid €37,000 ($55,969) and issued 78,514 shares valued at $61,241. The Company accrued a settlement liability of $92,040 as at April 30, 2018. As such, the remaining loss on settlement of $25,170 was recognized in the year ended April 30, 2019.

On October 25, 2018, the Company settled $1,377,000 of the Debentures by issuing 1,377,000 units at a price of $1.00 per unit (Note 11). Each unit consisted of one common share of the Company and one share purchase warrant, with each warrant entitling the holder to purchase an additional share at $1.25 for two years. The fair value of the 1,377,000 common shares issued was determined to be $1,115,370. The fair value of the warrants issued was determined to be $283,000 and estimated on the date of issue using the Black-Scholes option valuation model with the following weighted average assumptions: dividend yield of $nil, risk free interest rate of 1.58%, expected life of 2 years and expected volatility based on the historical volatility of similar companies of 68.7%. The settlement resulted in a loss of $189,715.

On March 27, 2019, the Company issued 714,793 common shares pursuant to the second deferred payment to IPA Europe (Note 7). The common shares were valued at $507,503.

During the year ended April 30, 2019, the Company issued 135,000 common shares pursuant to exercise of stock options for total gross proceeds of $40,500. A value of $30,658 was transferred from contributed surplus to share capital as a result. The weighted average share price at dates the stock options were exercised was $1.05.

2020 Transactions

On March 26, 2020, the Company settled $700,000 of the Debentures plus accrued interest of $46,875 by issuing 1,244,792 common shares (Note 11). The fair value of the 1,244,792 common shares issued was determined to be $858,906. The settlement resulted in a loss of $112,031.

During the year ended April 30, 2020, the Company issued 55,000 common shares pursuant to exercise of stock options for total gross proceeds of $16,500. A value of $12,490 was transferred from contributed surplus to share capital as a result. The weighted average share price at dates the stock options were exercised was $0.69.

During the year ended April 30, 2020, the Company issued 680,971 common shares pursuant to exercise of warrants and finder’s warrants for total gross proceeds of $476,679. A value of $22,942 was transferred from contributed surplus to share capital as a result.

c) Options

The Company has an incentive Stock Option Plan (“the Plan”) under which non-transferable options to purchase common shares of the Company may be granted to directors, officers, employees or service providers of the Company. The terms of the plan provide that the Directors have the right to grant options to acquire common shares of the Company at not less than the closing market price of the shares on the day preceding the grant at terms of up to five years. The maximum number of options outstanding under the Plan shall not result, at any time, in more than 10% of the issued and outstanding common shares.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

On September 24, 2018, the Company granted 95,000 stock options, exercisable at $0.95 per option, to employees of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $67,402 using the Black-Scholes option pricing model and the following assumptions: dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 1.60%, and an expected life of 5 years.

On November 7, 2018, the Company granted 300,000 stock options, exercisable at $0.82 per option, to employees of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $184,658 using the Black-Scholes option pricing model and the following assumptions: dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 2.20%, and an expected life of 5 years.

On December 31, 2018, the Company granted 1,250,000 stock options, exercisable at $1.00 per option, to officers and directors of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $625,485 using the Black-Scholes option pricing model and the following assumptions: dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 2.20%, and an expected life of 5 years.

On January 11, 2019, the Company granted 415,000 stock options, exercisable at $1.00 per option, to officers and an employee of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $228,801 using the Black-Scholes option pricing model and the following assumptions: dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 2.20%, and an expected life of 5 years.

On October 3 2019, the Company granted 250,000 stock options, exercisable at $0.475 per option, to an officer of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $86,395 using the Black-Scholes option pricing model and the following assumptions: share price on grant date of $0.48, dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 1.46%, and an expected life of 5 years.

On October 3, 2019, the Company granted 200,000 stock options, exercisable at $1.00 per option, to a consultant of the Company. The options vested immediately upon grant. The fair value of these options was estimated to be $32,096 using the Black-Scholes option pricing model and the following assumptions: share price on grant date of $0.48, dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 1.56%, and an expected life of 2 years.

On October 3, 2019, the Company granted 150,000 stock options, exercisable at $0.50 per option, to a director of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $53,326 using the Black-Scholes option pricing model and the following assumptions: share price on grant date of $0.48, dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 1.46%, and an expected life of 5 years.

On October 3, 2019, the Company granted 65,000 stock options, exercisable at $1.01 per option, to employees of the Company. The options vested immediately upon grant. The fair value of these options was estimated to be $14,627 using the Black-Scholes option pricing model and the following assumptions: share price on grant date of $0.48, dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 1.54%, and an expected life of 2.96 years.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

On April 3, 2020, the Company granted 55,000 stock options, exercisable at $1.01 per option, to employees of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $20,582 using the Black-Scholes option pricing model and the following assumptions: share price on grant date of $0.69, dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 0.75%, and an expected life of 3 years.

On April 29, 2020, the Company granted 250,000 stock options, exercisable at $0.76 per option, to an officer of the Company. The options are subject to vesting conditions as follows: one-third 6 months after grant date; one-third 12 months after grant date and one-third 18 months after grant date. The fair value of these options was estimated to be $129,340 using the Black-Scholes option pricing model and the following assumptions: share price on grant date of $0.76, dividend yield of 0%, expected volatility of 100%, a risk-free interest rate of 0.38%, and an expected life of 3.93 years.

Expected volatility was based on the historical volatility of similar companies.

During the year ended April 30, 2020 the Company has recorded $739,011 (2019 - $1,114,112) of share-based payments expense.

The changes in the stock options for the years ended April 30, 2020 and 2019 are as follows:

	Number of options #	Weighted average exercise price $	Weighted average life remaining (years)
Balance, April 30, 2018 (outstanding)	4,871,666	0.68	4.20
Granted	2,060,000	0.97	—
Exercised	(135,000)	0.30	—
Expired	(200,000)	1.24	—
Forfeited	(1,293,333)	0.71	—

Balance, April 30, 2019 (outstanding)	5,303,333	0.78	3.87
Granted	970,000	0.73	—
Exercised	(55,000)	0.30	—
Forfeited	(903,333)	0.73	—

Balance, April 30, 2020 (outstanding)	5,315,000	0.77	3.03
Unvested	(1,193,333)	0.76	3.85

Exercisable, April 30, 2020	4,121,667	0.80	2.79

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Details of the options outstanding as at April 30, 2020 are as follows:

Expiry Date	Exercise price $	Remaining life (year)	Options outstanding		Unvested	Vested
October 1, 2021	1.00	1.42	200,000		—	200,000
December 20, 2021	0.30	1.64	550,000	(1)	—	550,000
September 18, 2022	1.01	2.39	950,000	(2)	—	950,000
January 3, 2023	0.65	2.68	250,000		—	250,000
February 7, 2023	0.47	2.78	700,000		—	700,000
April 3, 2023	1.01	2.93	55,000		55,000	—
September 24, 2023	0.95	3.40	95,000		—	95,000
November 7, 2023	0.82	3.52	300,000	(3)	100,000	200,000
December 31, 2023	1.00	3.67	1,250,000		416,666	833,334
January 7, 2024	0.76	3.69	300,000	(4)	100,000	200,000
January 11, 2024	1.00	3.70	15,000		5,000	10,000
April 1, 2024	0.76	3.92	250,000		250,000	—
October 1, 2024	0.475	4.42	250,000		166,667	83,333
October 3, 2024	0.50	4.43	150,000		100,000	50,000

	0.77	3.03	5,315,000		1,193,333	4,121,667

(1)	65,000 of these stock options have been exercised subsequent to April 30, 2020.
(2)	62,500 of these stock options have been exercised subsequent to April 30, 2020.
(3)	200,000 of these stock options have been exercised subsequent to April 30, 2020.
(4)	These options were amended during the year from an exercise price of $1.00 to $0.76.

d) Warrants

The changes in the warrants for the years ended April 30, 2020 and 2019 are as follows:

	Number of warrants #	Weighted average exercise price $	Weighted average life remaining (years)
Balance, April 30, 2018	6,378,000	0.70	3.93
Issued	11,354,500	1.23	—

Balance, April 30, 2019	17,732,500	1.04	1.90
Exercised	(675,000)	0.70	—

Balance, April 30, 2020	17,057,500	1.05	0.91

Details of the warrants outstanding as at April 30, 2020 are as follows:

Expiry Date	Exercise price $	Remaining life (year)	Warrants outstanding
March 26, 2022	0.70	1.90	5,703,000	(1)
June 18, 2020	1.00	0.13	875,000	(2)
September 24, 2020	1.25	0.40	9,102,500	(3)
October 25, 2020	1.25	0.49	1,377,000	(4)

	1.04	0.91	17,057,500

(1)	705,000 of these warrants have been exercised subsequent to April 30, 2020.
(2)	During the year ended April 30, 2020, the expiry date of these warrants was extended from June 18, 2019 to June 18, 2020. All of these warrants have been exercised subsequent to April 30, 2020.
(3)	1,721,000 of these warrants have been exercised subsequent to April 30, 2020.
(4)	115,000 of these warrants have been exercised subsequent to April 30, 2020.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

e)	Finder’s Warrants

The changes in the finder’s warrants for the years ended April 30, 2020 and 2019 are as follows:

	Number of warrants #		Weighted average exercise price $	Weighted average life remaining (years)
Balance, April 30, 2018 and 2019	415,942		0.70	2.91
Exercised	(5,971)		0.70	—

Balance, April 30, 2020	409,971	(1)	0.70	1.90

(1)	22,000 of these warrants have been exercised subsequent to April 30, 2020.

As at April 30, 2020, the Company has 409,971 finder’s warrants outstanding. The warrants have an exercise price of $0.70 per share and expire on March 26, 2022.

15.	RELATED PARTY TRANSACTIONS

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company. Key management consists of Dr. Jennifer Bath, President and CEO; Lisa Helbling, CFO; Dr. Stefan Lang, Chief Business Officer; Dr. Yasmina Abdiche, Chief Scientific Officer; Charles Wheelock, former Chief Technology Officer; Natasha Tsai, former CFO; Reginald Beniac, former Chief Operating Officer; Oren Beske, former President of ImmunoPrecise Antibodies (USA) Ltd.; Martin Hessing, a former Director of U-Protein; Jos Raats, former President and CEO of IPA Europe; and Directors of the Company. During the years ended April 30, 2020 and 2019, the compensation for key management is as follows:

	2020 $	2019 $
Consulting fees	—	7,292
Management fees	178,863	394,126
Professional fees	—	59,263
Salaries and other short-term benefits	2,052,465	995,855
Severance	—	87,500
Share-based payments	632,279	770,928

	2,863,607	2,314,964

At April 30, 2020, included in accounts payable and accrued liabilities is $412,188 (2019 - $nil) due to related parties.

During the year ended April 30, 2020, the spouse of a former Director provided administrative services for $nil (2019 – $54,225).

During the year ended April, 30, 2020, a company controlled by Martin Hessing, a former Director of U-Protein, sold certain equipment to U-Protein for a cash consideration of €25,000.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties, unless otherwise noted.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

16.	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to ensure sufficient liquidity for operations and adequate funding for growth and capital expenditures while maintaining an efficient balance between debt and equity. The capital structure of the Company consists of credit facilities and shareholders’ equity.

The Company makes adjustments to its capital structure upon approval from its Board of Directors, in light of economic conditions and the Company’s working capital requirements. There were no changes in the Company’s approach to capital management during the year. The Company is not subject to any externally imposed capital requirements.

17.	FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash, amounts receivable, restricted cash, investment, accounts payable and accrued liabilities, debentures, loans payable, leases and deferred acquisition payments.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value, by reference to the reliability of the inputs used to estimate the fair values.

Level 1 - applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The fair value of investment is determined based on “Level 2” inputs as its value under the equity method was the best approximation of its fair value. As at April 30, 2020, the Company believes that the carrying values of cash, amounts receivable, restricted cash, accounts payable and accrued liabilities, debentures, loans payable, leases and deferred acquisition payments approximate their fair values because of their nature and relatively short maturity dates or durations.

Concentration of risk:

Industry

The Company operates in the contract research organization sector and is affected by general economic trends. A decline in economic conditions, research spending or other adverse conditions could lead to reduced revenue.

Concentrations of credit risk

Credit risk relates to cash, restricted cash and amounts receivable and arises from the possibility that counterparty to an instrument may fail to perform. At April 30, 2020, all of the Company’s cash was held with tier one banks. The Company has evaluated amounts receivable and determined that there were no material allowances for doubtful accounts at April 30, 2020 and 2019. During the year ended April 30, 2020 the Company incurred bad debt expense of $48,433 (2019 - $1,837).

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Currency risk

The Company operates in the US and Europe which gives rise to exposure to market risks from changes in foreign currency values. Most significantly, the Company is exposed to potential currency fluctuations between US and Canadian dollars, which was translated at 1.3556 at April 30, 2020, and the Euro and Canadian dollar, which was translated at 1.51039 at April 30, 2020. Fluctuations in the exchange rate could impact profitability.

At April 30, 2020, the Company is exposed to currency risk through the following assets and liabilities denominated in US dollars and Euros:

	Euros (€)	US Dollars (US $)
Cash	1,246,018	452,226
Amounts receivable	752,224	906,428
Investment	78,719	—

	2,076,961	1,358,654

Accounts payable and accrued liabilities	(642,781)	(570,253)
Loans payable	(19,075)	(209,000)
Deferred acquisition payments	(1,870,669)	—

	(2,532,525)	(779,253)

Net	(455,564)	579,401

For the year ended April 30, 2020, a 5% increase in foreign exchange rates by the Canadian dollar relative to the US dollar would have decreased other comprehensive income (loss) by approximately $39,000.

For the year ended April 30, 2020, a 5% increase in foreign exchange rates by the Canadian dollar relative to the Euro would have decreased other comprehensive income (loss) by approximately $34,000.

Liquidity risk:

The Company’s approach to managing its obligations is to maintain sufficient resources to meet its obligations when due without undue risk to the Company. The Company monitors its cash requirements on an ongoing basis to ensure that there are sufficient resources for operations as well as to fund anticipated leasing, capital and development expenditures. In addition, the Company manages its cash to meet its debt obligations and to fund general and administrative costs.

Contractual cash flow requirements as at April 30, 2020 were as follows:

	< 1 year $	1 – 2 years $	2 – 5 years $	>5 years $	Total $
Accounts payable and accrued liabilities	1,766,058	—	—	—	1,766,058
Loans payable	121,833	190,306	—	—	312,139
Deferred acquisition payments(1)	1,546,088	506,538	—	—	2,052,626
Leases	849,255	714,898	518,825	—	2,082,978
Debentures	2,000,000	—	—	—	2,000,000

Total	6,283,234	1,411,742	518,825	—	8,213,801

(1)	$1,016,112 aggregate payments not included in this table are to be settled by issuance of shares.

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

18.	COMMITMENTS

The Company entered into a lease for a piece of equipment for its Victoria, BC, Canada laboratory space on April 29, 2020. The lease commenced on May 15, 2020 with a 36 month term. The monthly lease payment is USD$15,829. The Company has a right to purchase the equipment at fair market value at the end of the lease term.

19.	SEGMENTED INFORMATION AND ECONOMIC DEPENDENCE

At April 30, 2020 and 2019, the Company has one reportable segment, being antibody production and related services.

During the year ended April 30, 2020, the Company had sales to nil (2019 - nil) customer who in aggregate accounted for more than 10% (2019 – 10%) of revenue.

The Company’s revenues are allocated to geographic segments for the years ended April 30, 2020 and 2019 as follows:

	2020 $	2019 $
United States of America	5,949,014	3,849,814
Canada	714,764	859,445
Europe	6,114,674	5,796,501
Other	1,279,475	420,508

	14,057,927	10,926,268

The Company’s revenues are allocated according to revenue types for the years ended April 30, 2020 and 2019 as follows:

	2020 $	2019 $
Project revenue	13,195,074	10,497,257
Product sales revenue	739,283	204,503
Cryo storage revenue	123,570	224,508

	14,057,927	10,926,268

The Company’s non-current assets are allocated to geographic segments as at April 30, 2020 and 2019 as follows:

	April 30, 2020 $	April 30, 2019 $
North America	1,429,210	986,323
Netherlands	18,134,469	18,919,876

	19,563,679	19,906,199

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

Geographic segmentation of the Company’s net loss is as follows:

	2020 $	2019 $
North America - Corporate	(4,226,844)	(6,524,410)
North America	(683,039)	(293,351)
Netherlands	(37,543)	(799,706)

	(4,947,426)	(7,617,467)

Geographic segmentation of the interest and accretion, and amortization and depreciation is as follows:

Interest and accretion	2020 $	2019 $
North America - Corporate	856,872	1,278,144
North America	85,942	31,565
Netherlands	493,416	8,806

	1,436,230	1,318,515

Amortization and depreciation	2020 $	2019 $
North America - Corporate	125,300	28,385
North America	498,595	330,408
Netherlands	2,784,452	1,904,491

	3,408,347	2,263,284

20.	SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash investing and financing transactions:	April 30, 2020 $	April 30, 2019 $
Debt settlement by issuance of shares and warrants	858,906	1,398,370
Crossbeta settlement by issuance of shares	—	61,241
Acquisition of building and equipment by capital lease	2,622,756	84,531
Fair value of shares issued pursuant to acquisition of IPA Europe	—	975,045
Fair value of shares issued pursuant to deferred acquisition payment to IPA Europe	—	507,503

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

The following changes in liabilities arose from financing activities:

			Non-cash changes
	April 30, 2019 $	Cash Flows $	Acquisition $	Settlement / Disposal $	Accretion $	Foreign exchange movements and change in estimates $	April 30, 2020 $
Deferred acquisition payments	3,063,981	(1,007,435)	—	—	733,065	35,829	2,825,440
Debentures	2,708,334	(175,000)	—	(700,000)	166,666	—	2,000,000
Debenture subscriptions received	—	313,268	—	—	—	—	313,268
Loans payable	111,670	200,469	—	—	—	—	312,139
Leases	107,077	(657,215)	2,677,500	(196,325)	—	(46,987)	1,884,050

Total	5,991,062	(1,325,913)	2,677,500	(896,325)	899,731	(11,158)	7,334,897

			Non-cash changes
	April 30, 2018 $	Cash Flows $	Settlement by issuance of shares $	Acquisition $	Accretion $	Foreign exchange movements and change in estimates $	April 30, 2019 $
Deferred acquisition payments	4,812,159	(1,556,754)	(507,503)	—	477,333	(161,254)	3,063,981
Debentures	3,489,397	—	(1,208,655)	—	427,592	—	2,708,334
Loans payable	290,445	(178,775)	—	—	—	—	111,670
Leases	46,458	(23,912)	—	84,531	—	—	107,077

Total	8,638,459	(1,759,441)	(1,716,158)	84,531	904,925	(161,254)	5,991,062

21.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the federal and provincial statutory tax rates of 27% (2019 - 27%) to the earnings before income taxes. The reasons for the differences and related tax effects are as follows:

	2020 $	2019 $
Earnings (loss) before income taxes	(5,293,154)	(7,612,679)

Income taxes (recovery) on earnings before income taxes, at above basic rate	(1,429,000)	(2,055,000)
Increase (decrease) in taxes resulting from:
Nondeductible expenses	383,000	414,000
Effects of tax rate change and foreign exchange	(64,000)	—
Tax rate difference by jurisdiction	55,000	12,000
Tax benefits not recognized	709,000	1,634,000

Income taxes (recovery)	(346,000)	5,000

IMMUNOPRECISE ANTIBODIES LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended April 30, 2020 and 2019

(Expressed in Canadian Dollars)

	2020 $	2019 $
Current income taxes	109,000	476,000
Deferred income taxes (recovery)	(455,000)	(471,000)

Income taxes (recovery)	(346,000)	5,000

Temporary differences give rise to the following deferred income tax assets and liabilities:

	2020 $	2019 $
Non-capital losses carried forward (expire from 2026 to 2039)	3,721,000	3,668,000
Other tax pools	1,468,000	1,896,000
Capital losses carried forward	148,000	129,000
Equipment and leasehold improvements	66,000	(19,000)
Inventory and intangible assets	(1,608,000)	(2,057,000)
Financing costs	152,000	175,000
Less: unrecognized deferred income tax asset	(5,549,000)	(5,849,000)

Deferred income tax liability	(1,602,000)	(2,057,000)

22.	SUBSEQUENT EVENTS

On May 15, 2020, the Company closed a non-brokered private placement financing by issuing 10% convertible debentures (“New Debentures”) for total proceeds of $2,592,000. On May 27, 2020, the Company issued an additional $35,000 of the 10% New Debentures. In total, the Company issued $2,627,000 of the New Debentures. The New Debentures are unsecured, bear interest at a rate of 10% per year and payable annually. The maturity date is May 15, 2022 for $2,592,000 of the New Debentures and May 22, 2022 for $35,000 of the New Debentures. The principal amount of the New Debentures may be convertible, at the option of the holder, into units of the Company at a conversion price of $0.85 per share. The Company may force convert the principal amount of the New Debentures at $0.85 per share if the average closing price is equal to or greater than $1.50 for 20 trading days. The Company paid finders cash commissions totalling $44,750.

In advance of the closing of the New Debentures, the Company has received $313,268 of the proceeds as at April 30, 2020.

Subsequent to April 30, 2020, ImmunoPrecise Antibodies (USA) Ltd. and its subsidiary Talem Therapeutics, LLC (Subgrantee), was awarded a grant of USD$1.5 million by the ND Department of Agriculture through the CARES Act ND Bioscience Group Program for the development of antibody therapeutics against SARS-CoV- 2. The total grant project cost is USD$2M for which the Subgrantee’s must contribute an amount not less than 25% of the grant project cost or USD$500,000. The amount earned for the year ended April 30, 2020 of approximately USD$158,000 has been accrued and recorded in other income.

Subsequent to April 30, 2020, the Company made the second deferred payment pursuant to the acquisition of IPA Europe and Immulease, by making a cash payment of €335,555 (CAD$518,533) and issuing 664,163 common shares of the Company with a fair value of $511,406.

Subsequent to April 30, 2020, the Company granted 250,000 stock options at a price of $1.50 per share for a period of 3 years. The options are subject to following vesting period: 25% at three months after the date of grant and 25% every three months thereafter.